Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact:
Income Opportunity Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@incomeopp-realty.com

INCOME OPPORTUNITY REALTY INVESTORS, INC. REPORTS THIRD QUARTER 2007 RESULTS
DALLAS (November 14, 2007) — Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported a net income (loss) of $180,000 and ($705,000) for the three and nine months ended September 30, 2007 as compared to a net income (loss) of ($229,000) and $430,000 for the corresponding periods in 2006.
• Rental income for the three and nine months ended September 30, 2007 was $2.2 million and $6.5 million, respectively, compared to $2.0 million and $5.6 million in the corresponding periods in 2006. The increase of $186,000 and $815,000 for the three and nine month period, respectively is primarily due to revenue from the Falcon Point Apartments, which was acquired in March 2006, as well as an overall increase in rents at the company’s other residential properties.
• Property operating expense for the three and nine months ended September 30, 2007 was $ 1.2 million and $3.4 million, respectively as compared to $1.2 million and $3.0 million for the corresponding periods in 2006. The $396,000 increase for the nine month period is primarily due to operating expenses from the Falcon Point Apartments.
• Interest income for the three and nine months ended September 30, 2007 was $1.3 million and $3.5 million, respectively, compared to $707,000 and $2.9 million for the corresponding periods in 2006. The increase of $572,000 and $601,000 for the three and nine month period, respectively was due almost entirely to the interest earned on monies advanced to the Company’s external advisor.
• Interest expense for the three and nine months ended September 30, 2007 was $1.5 million and $5.4 million, respectively, compared to $1.3 million and $3.3 million for the corresponding periods in 2006. The increase of $282,000 and $2.1 million for the three and nine month period, respectively was primarily due to additional debt incurred by IORI during 2006 and 2007 due to new loans, refinancings and the acquisition of the Falcon Point Apartments. The increase was also due to increased interest rates for IORI’s variable interest rate debt. The overall increase in interest expense was partially offset by the elimination of interest expense on the debt to Transcontinental Realty Investors, Inc. (“TCI”), which was cancelled when One Hickory Center (an office building located in Dallas, Texas) was transferred to TCI in May 12, 2006.
• Advisory fees for the three and nine months ended September 30, 2007 were $227,000 and $805,000, respectively, compared to $261,000 and $886,000 for the corresponding periods in 2006. The decrease of $34,000 and $81,000 for the three and nine month period, respectively was due to a decrease in fees for refinancing certain mortgage obligations, offset by an increase in the asset-based advisory fee.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc. (“IORI”), a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located primarily in Texas, including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Real estate held for investment	$63,458	$63,682
Less — accumulated depreciation	(5,656)	(5,061)

	57,802	58,621

Notes and interest receivable — related parties	29,011	27,777
Investment in real estate partnerships	490	515
Cash and cash equivalents	104	80
Receivables from affiliates	26,353	17,766
Other assets	2,708	4,152

	$116.468	$108,911

Liabilities and Stockholders’ Equity
Liabilities:
Notes and interest payable	$70,020	$61,546
Other liabilities	1,685	1,921

	71,705	63,467

Commitments and contingencies

Minority interest	666	605

Stockholders’ equity:
Common Stock, $.01 par value; authorized, 100,000,000 shares; issued 4,168,035 shares; outstanding 4,163,175 and 4,168,035 shares at September 30, 2007 and December 31, 2006, respectively	42	42
Additional paid-in capital	61,918	61,955
Accumulated deficit	(17,863)	(17,158)

	44,097	44,839

	$116,468	$108,911

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Property revenue
Rents and other property revenues	$2,214	$2,028	$6,463	$5,648

Operating expenses
Property operations	1,225	1,196	3,428	3,032
Depreciation	199	191	595	551
General and administrative	98	109	381	391
Advisory fees — related party	227	261	805	886

Total operating expenses	1,749	1,757	5,209	4,860

Operating income	465	271	1,254	788
Other income (expense):
Interest income — related	1,279	707	3,514	2,913
Mortgage and loan interest expense	(1,537)	(1,255)	(5,387)	(3,303)
Net income fee — related party	—	17	—	(38)

Total other income (expense)	(258)	(531)	(1,873)	(428)

Income (loss) before equity in earnings (loss) of investees and minority interest	207	(260)	(619)	360

Equity in earnings (loss) of investees	(9)	29	(24)	110

Minority interest	(18)	2	(62)	(40)

Net income (loss)	$180	$(229)	$(705)	$430

Earnings per share:
Net earnings (loss) from continuing operations	$0.04	$(0.06)	$(0.17)	$0.10

Weighted average common shares used in computing earnings per share	4,163,175	4,168,035	4,163,175	4,168,035